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Q4 2017 Hudson Global Inc. Earnings Call
Edited Transcript
Event Date/Time: March 1, 2018 / 10:00 a.m.
Hudson Global Inc. Executive Participants
Stephen Nolan – Chief Executive Officer
Patrick Lyons – Chief Financial Officer and Chief Accounting Officer
David Kirby – Senior Vice President, Treasury and Investor Relations
Operator
Good day, ladies and gentlemen, and welcome to the Q4 2017 Hudson Global Earnings Conference Call. [Operator Instructions]
I would now like to turn the call over David Kirby. Please go ahead.
David Kirby
Thank you and good morning everyone. Welcome to the Hudson Global conference call for the fourth quarter of 2017.
Our call this morning will be led by Chief Executive Officer, Stephen Nolan; and Chief Financial Officer, Patrick Lyons.
Please be advised that except for historical information, the statements made during the presentation constitute forward-looking statements under applicable securities laws. Such forward-looking statements include certain risks and uncertainties that may cause actual results to differ materially from those contained in the forward-looking statements. These risks are discussed in our Form 8-K filed today and in our other filings made with the SEC.
The company disclaims any obligation to update any forward-looking statements. During the course of this conference call, references will be made to non-GAAP terms, such as adjusted EBITDA. An adjusted EBITDA reconciliation is included in our earnings release and on our quarterly slides, both posted on our website at Hudson.com. I encourage you to access our material at this time as they will serve as a helpful reference guide during our call.
With that, I will turn the call over to Stephen Nolan.
Stephen Nolan
Thank you, David and welcome everyone. Thank you for joining us today. For the fourth quarter, we reported revenue of $122 million, up 16 percent on Q4 last year in constant currency. Gross margin was up 9 percent, led by 13 percent growth in recruitment, perm was up 13 percent and temp contracting up 11 percent. Gross margin in our RPO business was up 2 percent, while talent management grew 7 percent.
SG&A costs were $47 million, 7 percent above last year, driven by performance-based compensation and higher professional fees due to the sale transactions we announced on December 17th last year.
We reported an adjusted EBITDA profit of $1.9 million or $1 million better than last year, driven by improvements in Asia-Pacific and the U.K. In addition we are pleased to report $6 million in positive cash flow from operations in Q4.
Turning to regional and country performance for the quarter, Americas' gross margin was down 7 percent with growth at new and existing clients offset by a large contract that ended in September.

Adjusted EBITDA was $500 thousand positive, slightly below last year. Asia-Pacific had an excellent fourth quarter with strong year-on-year growth in revenue, up 28 percent and gross margin up 19 percent in constant currency.
In our recruitment business in Australia and New Zealand, we saw continued revenue and gross margin growth, up 30 percent and 16 percent respectively. In our Asia recruitment business, gross margin grew 28 percent, led by China up by 44 percent.
Overall for the Asia-Pacific region, gross margin in our recruitment business grew year-on-year by 20 percent, temp contracting was up 19 percent, and perm was up 21 percent. Asia-Pacific RPO gross margin was up 17 percent in Q4 ,led by strong project-related growth in Australia. Talent management was up 23 percent led by Australia and New Zealand.
In Europe, gross margin was flat with good growth in perm up 6 percent, offset by lower temp contracting in the U.K. RPO was down 14 percent as growth at new and existing client was offset by a large contract that ended in September. Talent management was up 1 percent year-on-year.
In the U.K., gross margin fell 4 percent. We saw recruitment down 12 percent, but good growth in talent management up 50 percent and our RPO up by 12 percent. Continental Europe delivered gross margin growth of 3 percent, across most markets, led by France, up 11 percent, and Belgium excluding-RPO, up 5 percent.
Looking at our performance in the full year 2017, we grew revenue by 8 percent. gross margin was up 7 percent with growth in every region and every service offering. Recruitment gross margin grew 9 percent, while RPO and talent management were up 4 percent and 3 percent respectively.
Adjusted EBITDA of $6.9 million was over $8 million better than 2016. We are pleased with our improved performance in 2017. I'm proud of our Hudson team and I thank everyone for their hard work and dedication.
A short update on the sale transaction process. As you know, the transactions we announced on December 17, 2017, are subject to the approval of the majority of the outstanding HSON shares. We filed a definitive proxy statement with the SEC on February 13th seeking shareholder approval for the sale of substantially all of its assets as a result of the proposed transactions.
We have a special meeting of shareholders scheduled for March 20 at 8:00 a.m. in New York to obtain such approval. Subject to the shareholder approval and other customary closing conditions, we expect to close the transactions at the end of March.
Some background now our RPO business, which we will be retaining. Our global RPO business had circa $60 million in revenue and $42 million in gross margin in 2017. The revenue was split 50 percent in Asia-Pacific, 27 percent in Americas, and 23 percent in EMEA. The gross margin split was 45 percent, 35 percent and 20 percent respectively. The business is EBITDA profitable and it generates cash.
The RPO business has longer term clients and is less cyclical than the recruitment businesses. We have a smaller number of clients, usually on multiyear contracts with a high renewal rates.
Our clients are typically large, well-known brands, often with global operations. We serve most sectors, but we have a focus on financial services, life sciences, and customer products.
The talent solutions market overall is growing, but the sales cycle can be quite long, sometimes more than a year. That can lead to some lumpiness quarter-to-quarter as we win new business or sometimes when contracts end.
As an example, a client of five years has decided to move to different solution when our contract ended in September of 2017. On positive note, we have won a number of new deals in the last three months and are in the final stages on several others.

Our RPO teams are very excited about the future and the possibilities to serve us and grow new and existing clients. We have strong tenured leadership in every region and long-term customer relationships and we look forward to focusing on driving profitable growth, targeted investments in people, process, and technology.
As you move through 2018, we're expecting business as usual in the first half as we close the sale transactions and continue to work to carve out the RPO business from the recruitment business, while we operate under a transitional services agreement for back office support after the deal is close.
We will migrate the RPO businesses to a new lighter, support structure, for example, real estate, IT, et cetera, in the second half of 2018. The transition is similar to what our Americas' business went through in 2015 after the sale of the legal and IT businesses.
As we move the RPO business and corporate to a steady state, we believe we will see improved profitability for the RPO business and Hudson as we reduce costs and simplify our new operating platform.
I'll now turn the call over to our Chief Financial Officer, Patrick Lyons to review some additional data points in the fourth quarter.
Patrick Lyons
Thank you, Stephen and good morning everyone. Our reported results include a significant amount of cost related to the planned sale of the Hudson's recruitment and talent management businesses in Europe and Asia-Pacific. Those costs primarily professional fees are included in corporate expenses and were $1.3 million in the fourth quarter and $2.1 million for the full year of 2017.
As a result of the planned divestitures, we recorded a non-cash impairment charge of $1.9 million in the fourth quarter for goodwill recorded on the balance sheet of the China business unit.
We purchased 107 thousand Of Hudson's shares in the fourth quarter at the cost of approximately $155 thousand From inception of the stock buyback program in August 2015, we have purchased 3.6 million shares at a cost of $7.4 million.
Our fourth quarter tax provision from continuing operations was a tax charge of $759 thousand. For the full year, the tax provision from continuing operations was a charge of $2.3 million.
Capital expenditure was $800 thousand in the fourth quarter and $1.5 million for the full year. Cash flow from operations was a positive $6 million in the fourth quarter and $2.4 million for the full year, and was driven by improved profitability and better working capital management.
Day sales outstanding improved to 48 days, down from 49 at the end of quarter three. We ended the quarter with $21 million in cash and $22.1 million in available borrowings, totaling $43.1 million in liquidity. We had $7.1 million in borrowings on our credit facilities at the end of the fourth quarter, mostly in Australia to support the continued growth in our contracting business.
We are not providing guidance on this call for the first quarter given the expected timing of the pending sales transactions. If we obtain stockholder approvals to proceed with sales transactions prior to March 31, 2018, then the businesses included in those transactions will be classified as discontinued operations for accounting purposes in our first quarter reporting and such, would be report separately in the financial statements.
Operator, can you please open the line now for questions?

Question-and-Answer Session
Operator
(Operator Instructions) And I'm showing no questions at this time. I would now like to turn the call back to David Kirby for further remarks.
David Kirby
Thank you, operator. And thank you all for joining the Hudson Global fourth quarter conference call. Our call today has been recorded and will be available on the Investor section of our website, Hudson.com. Before we conclude the call, operator, we'll just confirm we have no questions in the queue.
Operator
[Operator Instructions] And there are no questions.
David Kirby
Okay. Thank you, operator. And thank you all. Have a great day.
Operator
Ladies and gentlemen, thank you for participating in today's conference. You may now disconnect. Everyone, have a great day.

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